Exhibit 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.® Prosperity Bank Plaza 4295 San Felipe Houston, Texas 77027	Dan Rollins President and Chief Operating Officer 281.269.7199 dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

TO TRANSFER LISTING TO NYSE

UNDER SYMBOL “PB”

HOUSTON, December 14, 2011. Prosperity Bancshares, Inc.® (NASDAQ: PRSP), the parent company of Prosperity Bank®, today announced the pending transfer of the listing of its common stock from the NASDAQ Global Select Market (NASDAQ) to the New York Stock Exchange (NYSE). The Company expects to begin trading, under the new ticker symbol “PB” on the NYSE on or about December 28, 2011. Until the transfer is complete, the Company’s common stock will continue to trade under the ticker symbol “PRSP” on NASDAQ.

“We are excited and pleased about our future with the NYSE,” said David Zalman, Chairman and Chief Executive Officer. “The NYSE is home to many of the world’s leading financial institutions and we believe it is the best exchange for us as we continue to focus on creating long-term value for our shareholders.”

“Congratulations to Prosperity Bancshares, Inc. on its decision to list its shares on the New York Stock Exchange and for recently being named as the nation’s best bank by Forbes,” said Duncan L. Niederauer, Chief Executive officer, NYSE Euronext. “We look forward to welcoming Prosperity Bancshares to the NYSE community and to building a long-term partnership with the company and its shareholders.”

Prosperity Bancshares, Inc.®

Prosperity Bancshares, Inc.®, recently named “America’s Best Bank” by Forbes is a $9.6 billion Houston, Texas based regional financial holding company, formed in 1983. Operating under a community banking philosophy and seeking to develop broad customer relationships based on service and convenience, Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at http://www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates one hundred seventy five (175) full service banking locations; sixty (60) in the Houston area; twenty (20) in the South Texas area including Corpus Christi and Victoria; thirty-one (31) in the Dallas/Fort Worth area; twenty-one (21) in the East Texas area; thirty-three (33) in the Central Texas area including Austin and San Antonio; and ten (10) in the Bryan/College Station area.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by Prosperity’s management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity, and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2010 and other reports and statements Prosperity has filed with the SEC. Copies of the SEC filings for Prosperity Bancshares, Inc.® may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

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